Exhibit 23

Consent of Independent Registered Public Accounting Firm

 The Board of Directors
Bar Harbor Bankshares:

We consent to incorporation by reference in the registration statements on Forms S-8 (File Nos. 333-122941 and 333-122939) of Bar Harbor Bankshares relating to the Bar Harbor Bankshares 401(k) Plan and Bar Harbor Bankshares and its Subsidiaries Incentive Stock Option Plan of 2000, of our reports dated March 6, 2006, relating to (1) the consolidated balance sheets of Bar Harbor Bankshares and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, comprehensive income and cash flows for the years then ended and (2) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K of Bar Harbor Bankshares.

/s/KPMG LLP

Albany, New York
March 15, 2006

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-122939 of Bar Harbor Bankshares and Subsidiaries Incentive Stock Option Plan of 2000, of our report dated February 19, 2004 relating to the consolidated statements of income, changes in shareholders’ equity, cash flows and comprehensive income of Bar Harbor Bankshares and Subsidiaries for the year ended December 31, 2005, which report appears in the Annual Report on Form 10-K of Bar Harbor Bankshares for the year ended December 31, 2005

/s/ Berry, Dunn, McNeil & Parker

Bangor, Maine
March 10, 2005